                                        Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports Fourth Quarter and Fiscal Year 2011 Results

ALBANY, N.Y., (March 2, 2012) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the fourth quarter and year ended December 31, 2011. Results for the fourth quarter of 2011 include:

•
Net sales of $596 million compared to $670 million in the three-month period ended December 31, 2010, a decrease of 11 percent. The decrease was primarily due to a decrease in sales volumes, partially offset by an increase in selling prices and favorable exchange rate fluctuations.

•
Operating loss of $(28) million versus operating income of $59 million in the three-month period ended December 31, 2010. Fourth quarter 2011 operating income reflected lower volumes from softer global demand and unfavorable product mix due to declines in certain higher-margin products.

•
Net loss attributable to Momentive Performance Materials Inc. of $(95) million compared to net loss attributable to Momentive Performance Materials Inc. of $(89) million in the three-month period ended December 31, 2010. Fourth quarter 2011 results reflected the same factors impacting operating income.

•
Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $38 million in the three-month period ended December 31, 2011 compared to Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $110 million in the fiscal three-month period ended December 31, 2010. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

Fiscal year 2011 results include:

•	Net sales of $2.637 billion in 2011 compared to $2.588 billion in the period ended December 31, 2010, an increase of two percent.

•	Operating income of $142 million in 2011 versus operating income of $262 million for the prior year period.

•
Net loss attributable to Momentive Performance Materials Inc. of $(141) million in 2011 compared to net loss attributable to Momentive Performance Materials Inc. of $(64) million in the year ended December 31, 2010.

•
Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $379 million in the twelve-month period ended December 31, 2011 compared to Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $493 million in the twelve-month period ended December 31, 2010.

•
Adjusted EBITDA of $385 million in the twelve-month period ended December 31, 2011, which includes the impact of pro forma savings from the shared services agreement with Momentive Specialty Chemicals Inc. (“MSC”). Including pro forma cost savings and the results of the unrestricted subsidiary, Combined Adjusted EBITDA was $407 million in the twelve-month period ended December 31, 2011. Adjusted EBITDA and Combined Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to Net Income (Loss) later in this release.

“Inventory destocking coupled with softer global economic conditions resulted in weak fourth quarter 2011 results compared to the prior year period,” said Craig O. Morrison, Chairman, President and CEO. “We were also negatively impacted by unfavorable product mix as several of our higher-margin products in the Asia Pacific markets experienced a general pullback in regional demand, while our quartz business declined in the fourth quarter of 2011 versus the fourth quarter of 2010. This decline in the Quartz business was largely aligned with a slowdown in the semiconductor industry.”

“We are taking a number of steps to aggressively reduce our costs, including steadily achieving savings from the shared services agreement with Momentive Specialty Chemicals Inc. (MSC). Through December 31, 2011, we had realized $35 million in cost savings on a run-rate basis in connection with the shared services agreement with MSC. In addition, plans are in process for additional restructuring programs to further align our cost structure with current market conditions.”

“We remain committed to maintaining our strategic growth plans. For example, we have recently strengthened our silicones infrastructure through our siloxane joint venture in Jiande, China and our Chennai, India investment, as well as three quartz site expansions currently underway. While quartz sales have recently slowed, 2011 sales and operating income for this business exceeded its previous high from a year ago. In addition, our new product development initiatives continue to produce significant results.”

Summary Results

The following table sets forth net sales for the fourth quarter ended December 31, 2011 and December 31, 2010.

	For the three-month period ended
	Dec. 31, 2011	Dec. 31, 2010
Net Sales by Segment
Silicones	$530	$586
Quartz	66	84
Total	$596	$670

Net sales in the three-month period ended December 31, 2011 were $596 million, compared to $670 million for the three-month period ended December 31, 2010, a decrease of 11 percent. The decrease was primarily due to a decrease in sales volume of 14 percent, partially offset by an increase in selling prices of two percent and favorable exchange rate fluctuations of one percent.

Net sales for the Silicones segment in the three-month period ended December 31, 2011 were $530 million, compared to $586 million for the quarter-ended December 31, 2010, a decrease of 10 percent. The decrease was primarily due to a decrease in sales volume of 13 percent, partially offset by increases in selling prices of two percent and favorable exchange rate fluctuations of one percent. The Company continues to focus on providing more high-value specialty products to its customers.

Net sales for the Quartz segment in the three-month period ended December 31, 2011 were $66 million, compared to $84 million for the three-month period ended December 31, 2010, a decrease of 21 percent. The decrease reflected a decrease in sales volume of 24 percent, an increase in selling prices of two percent, and favorable exchange rate fluctuations of one percent. Volume reflected the cyclical downturn in demand for semiconductor capital goods.

Outlook

“We have experienced improvement in our average daily order rates in January and February 2012 compared to trends in the fourth quarter of 2011,” Morrison said. “However, product mix and pressure on margins are projected to continue to be a factor in first quarter. We believe we'll continue to experience volatile market conditions during the first half of the year and are aligning our business for a gradual recovery that is expected to occur in 2012. We are focused on managing liquidity and optimizing resources in our manufacturing network and across our SG&A cost structure. We are continuing to invest in growth opportunities in our higher growth product lines and regions. We believe the combination of our proprietary technologies, strategic investment in key assets, and leading presence in high-growth end markets positions us to benefit as the global economy recovers and for long-term success.”

Liquidity and Capital Resources

At December 31, 2011, Momentive Performance Materials had $2.9 billion of long-term debt compared to $3.0 billion of long-term debt at December 31, 2010. At December 31, 2011, Momentive Performance Materials had approximately $2.7 billion of debt, net of cash and cash equivalents, essentially flat with the prior year period. In addition, at December 31, 2011, Momentive Performance Materials had $461 million in liquidity including $203 million of cash and cash equivalents and $258 million of borrowings available under our senior secured revolving credit facility.

At December 31, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials' current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, together with available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the foreseeable future.

Earnings Call

Momentive Performance Materials will host a teleconference to discuss fourth quarter ended 2011 results on Friday, March 2, 2012, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-901-5218
International Participants: 617-786-4511
Participant Passcode: 49001630

Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com. A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on March, 2, 2012. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 37087858. A replay also will be available through the Investor Relations Section of the Company's website.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of December 31, 2011, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures, however, are subject to exceptions, including exceptions that permit indebtedness under our senior secured credit facilities. On December 31, 2011, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the board of directors to evaluate operating results and allocate capital resources.
EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-U.S. GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) and Combined Adjusted EBITDA for the periods presented:

		Three-month period ended December 31,		Year ended December 31,
		2011	2010	2011	2010
		(dollars in millions)		(dollars in millions)
Net loss attributable to Momentive Performance Materials Inc.		$(95)	$(89)	$(141)	$(64)
(Gain) loss on extinguishment and exchange of debt		(7)	78	(7)	78
Interest expense, net		63	66	256	249
Income taxes		5	3	27	(2)
Depreciation and amortization		50	54	197	197
EBITDA		16	112	332	458

Noncontrolling interest	(a)	—	1	1	1
Restructuring and other	(b)	14	8	35	23
Cost Savings and Inventory Optimization	(c)	2	—	2	—
Non cash and purchase accounting effects	(d)	3	(12)	3	7
Exclusion of Unrestricted Subsidiary Results	(e)	(4)	(6)	(22)	(19)
Management fee and other	(f)	3	1	6	4
Savings from shared services agreement	(g)	4	12	28	50
Adjusted EBITDA		$38	$116	$385	$524
Inclusion of Unrestricted Subsidiary Results		4	6	22	19
Combined Adjusted EBITDA		$42	$122	$407	$543
Combined Adjusted EBITDA excluding pro forma savings from the shared services agreement		$38	$110	$379	$493

Key calculations under the Credit Agreement
Total Senior Secured Net Debt		$801
Senior Secured Leverage Ratio for the twelve-month period ended December 31, 2011		2.08

____________________

(a)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.

(b)	Relates primarily to restructuring and other costs.

(c)
Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management, including headcount reductions, indirect cost savings, and inventory optimization programs. For the fiscal year ended December 31, 2011, estimated cost savings includes facility rationalizations and headcount reductions.

(d)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) purchase accounting, (iii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iv) unrealized natural gas derivative gains or losses, and (v) reserve changes and impairment charges. For the fiscal year ended December 31, 2011, non-cash items include: (i) stock-based compensation expense of $2 million, (ii) unrealized foreign currency exchange loss of $7 million, and (iii) a pension curtailment gain of $6 million. For the fiscal year ended December 31, 2010, non-cash items include: stock-based compensation expense of $3 million, and (ii) unrealized foreign currency exchange loss of $4 million.

(e)	Reflects the exclusion of EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

(f)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.

(g)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC, including our quarterly reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, the owner of its sister company, Momentive Specialty Chemicals Inc., the global leader in thermoset resins. Additional information is available at www.momentive.com.
About Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, “Momentive”). Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts
Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
John Scharf
518-233-3893
john.scharf@momentive.com

(See Attached Financial Statements)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended		Fiscal year ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$596	$670	$2,637	$2,588
Costs and expenses:
Cost of sales, excluding depreciation	447	439	1,798	1,645
Selling, general and administrative expenses	97	89	389	388
Depreciation and amortization expenses	50	54	197	197
Research and development expenses	18	21	78	73
Restructuring and other costs	12	8	33	23
Operating (loss) income	(28)	59	142	262
Other income (expense):
Interest expense, net	(63)	(66)	(256)	(249)
Gain (loss) on extinguishment and exchange of debt	7	(78)	7	(78)
Loss before income taxes and losses from unconsolidated entities	(84)	(85)	(107)	(65)
Income taxes (benefit)	5	3	27	(2)
Net loss before losses from unconsolidated entities	(89)	(88)	(134)	(63)
Losses from unconsolidated entities	(6)	—	(6)	—
Net loss	(95)	(88)	(140)	(63)
Net income attributable to the noncontrolling interest	—	(1)	(1)	(1)
Net loss attributable to Momentive Performance Materials Inc.	$(95)	$(89)	$(141)	$(64)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollar amounts in millions) (Unaudited)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$203	$254
Receivables, net	363	385
Due from affiliates	8	4
Inventories	394	375
Prepaid expenses	14	10
Income tax receivable	—	2
Deferred income taxes	10	12
Other current assets	1	1
Total current assets	993	1,043
Property and equipment, net	1,084	1,109
Other long-term assets	89	88
Deferred income taxes	25	41
Intangible assets, net	542	586
Goodwill	432	425
Total assets	$3,165	$3,292
Liabilities and Deficit
Current liabilities:
Trade payables	$312	$303
Short-term borrowings	3	2
Accrued expenses and other liabilities	162	170
Accrued interest	62	25
Due to affiliates	15	2
Accrued income taxes	2	10
Deferred income taxes	19	13
Current installments of long-term debt	36	25
Total current liabilities	611	550
Long-term debt	2,895	2,952
Other liabilities	51	59
Pension liabilities	292	272
Deferred income taxes	52	63
Total liabilities	3,901	3,896
Commitments and contingencies
Deficit :
Common stock	—	—
Additional paid-in capital	605	603
Accumulated deficit	(1,569)	(1,428)
Accumulated other comprehensive income	228	217
Total Momentive Performance Materials Inc.'s deficit	(736)	(608)
Noncontrolling interests	—	4
Total deficit	(736)	(604)
Total liabilities and deficit	$3,165	$3,292

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in millions) (Unaudited)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(140)	$(63)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	197	197
(Gain) loss on extinguishment and exchange of debt	(7)	78
Amortization of debt discount and issuance costs	15	17
Stock-based compensation expense	2	3
Losses from nonconsolidated entities	6	—
Deferred income taxes	9	(19)
Noncash paid-in-kind interest election	—	11
Change in unrealized gain on derivative instruments	—	—
Changes in operating assets and liabilities:
Receivables	22	(7)
Inventories	(19)	(28)
Due to/from affiliates	10	4
Prepaid expenses and other assets	(7)	1
Trade payables	5	30
Accrued expenses and other liabilities	16	16
Accrued income taxes	(5)	5
Pension liabilities	5	17
Net cash provided by operating activities	109	262
Cash flows from investing activities:
Capital expenditures	(111)	(95)
Purchases of intangible assets	(2)	(4)
Investment in joint venture	(6)	—
Net cash used in investing activities	(119)	(99)
Cash flows from financing activities:
Net increase in short-term borrowings	1	2
Proceeds from issuance of long-term debt	52	849
Payments of long-term debt	(88)	(890)
Debt issuance costs	(5)	(18)
Payments on the extinguishment of debt	—	(54)
Dividends paid to Parent	(1)	(1)
Net cash used in financing activities	(41)	(112)
(Decrease) increase in cash and cash equivalents	(51)	51
Effect of exchange rate changes on cash	—	(7)
Cash and cash equivalents, beginning of period	254	210
Cash and cash equivalents, end of period	$203	$254